Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2018, relating to the financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries, and the effectiveness of NorthWestern Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of NorthWestern Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
July 19, 2018